Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2016, relating to the consolidated financial statements of Duke Energy Corporation and subsidiaries (“Duke Energy”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes effective December 31, 2015, on a prospective basis, discussed in Note 22 to the consolidated financial statements), and on the effectiveness of Duke Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

October 3, 2016